Exhibit 99.1

                    TREEV(R) ANNOUNCES ORGANIZATIONAL CHANGES
                      AIMED AT SAVING $4.8 MILLION ANNUALLY

     Company to Take $1.5 Million One Time Charge to Streamline Operations;
                      Chairman and CEO Elects to Reduce Pay

HERNDON, Va.--May 19, 1998--TREEV, Inc. (NASDAQ/NMS:TREV), formerly Network Imaging Corporation, today announced organizational changes to further streamline its operations. Effective mmediately, David MacWhorter--the Company's senior vice president of marketing--will assume additional responsibilities as President and Chief Operating Officer. James Leto will remain Chairman and Chief Executive Officer. The Company has also eliminated 30 management and staff positions and consolidated its operations.

         "When I started with TREEV two years ago, I initiated a plan to address three fundamental issues with this Company," commented Leto. "Those issues were: correcting the Company's balance sheet; marketing and selling our Company's products; and, rationalizing our organizational structure. Improving the balance sheet was the first issue to be addressed. We spent much of 1996 and 1997 fixing this Company's finances. At the end of 1997, we accomplished this goal.

         "The second issue I tackled was how to better market and sell the Company's products. I believe that our core products are superior to others in the market. We needed time, however, to develop these products into an integrated document management suite that customers were looking for. At the AIIM '98 (Association for Information and Image Management) trade show last week, we demonstrated our new, fully integrated software products. Our OmniTREEV(TM), AutoTREEV(TM), DocuTREEV(TM), and DataTREEV(TM) products were very well received. According to reviews by Doculabs--an independent testing laboratory in Chicago, IL--DocuTREEV set the benchmark for large scale deployments and flexibility for vertical applications. DataTREEV set the benchmark for processing volume, retrieval user volume and database volume. Doculabs' favorable review validates not only our corporate integrated document management strategy but also our products in the marketplace.

         "The last issue to be addressed concerned the organizational structure of the Company. Over the last two years, I have consolidated the development, operations, marketing, and sales organizations. After a critical assessment, I determined that 30 additional management and staff positions from all divisions of the Company could be eliminated or streamlined into other existing positions. These positions have been eliminated effective May 18, 1998. TREEV is now an efficient organization that is well positioned to achieve profitability.

         "With this organizational restructuring, I am promoting David MacWhorter to President and Chief Operating Officer to oversee the day-to-day operations of the Company. David has held senior management positions at Kyocera Electronics, Wang, Sony and IBM and is well-suited for managing the operations of this Company. I will devote 100% of my efforts to creating strong business alliances and building relationships with existing and prospective customers.

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         "My commitment to our  shareholders is to achieve  profitability by the latter part of this year. I believe that we are now positioned to do this. To achieve this goal, I have elected to cut my salary by over 50% in exchange for stock options to help in the reduction of expenses and to bring us closer to achieving profitability. The ownership of the Company's stock and the stock options I have been granted provide a tremendous incentive to bring this Company into the black." About TREEV TREEV(R) (formerly Network Imaging Corporation) is a leading developer and marketer of integrated document management solutions. Built on our award-winning patented object management technology, TREEV's suite of software products extends a company's investment in legacy and client/server
applications   by  providing  users  with  flexible,   cost-effective   document
management solutions. The Company's software is marketed through partners such as Sybase (NASDAQ:SYBS), Lockheed Martin (NYSE:LMT), ALLTEL (NYSE:AT), EDS (NYSE:EDS) and Intergraph Corporation (NASDAQ:INGR). For additional information about TREEV's products or services, call (800) 254-0994, browse our website at www.treev.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. Although the Company has used its best efforts to be accurate in making these forward looking statements, it is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition to those factors, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain customers; ability to attract business partners and maintain and increase their levels of sales and marketing; ability to attract and retain personnel, including key management personnel; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q.

TREEV(R) is a registered trademark of TREEV, Inc. All other products and brand names are trademarks or registered trademarks of their respective owners.